Exhibit 99.1



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               American Telecom Services Announces Visa Gift Card
                       Promotion in Select Retail Outlets

  Consumers to receive free gift card with purchase of ATS Pay N' Talk(TM) Long
                                Distance service

CITY OF INDUSTRY, Calif., May 1, 2007 /PRNewswire-FirstCall/ -- American Telecom Services, Inc. (Amex: TES - --- News), a leader in the "Convergence of Voice", today announced that it will launch a new Visa Gift Card promotion through select retailers with select products.

The program will provide consumers with a free Visa Gift Card to be delivered by mail following their activation of Pay N' Talk with a purchase of a prescribed amount of service. The Visa Gift Card will be worth approximately one-half the value of the initial service purchase and consumers can utilize the card anywhere Visa is accepted, including recharging their pre-paid minutes.

Bruce Hahn, Chief Executive Officer of American Telecom Services commented, "The Visa Gift Card promotion is expected to expand ongoing revenue growth as well as the service retention of the customers at a reduced cost, when compared to the aggressive rebate programs utilized to generate product awareness during our initial launch in specific channels. As we move into the second half of 2007, we are placing a major emphasis on our recurring revenue programs and will offer promotions that motivate the purchase of services in select accounts with select products."

"Consumers who choose to utilize this Visa Gift Card to recharge their pre-paid minutes will benefit from one of the best values in long distance in America." Mr. Hahn added. "By using this card, they can reduce their effective per-minute cost. This can save the customer hundreds of dollars a year when compared to their current service. We are confident consumers will recognize the value of this service offering."

This program will be launched this spring in select new and current channels and packaged in a limited amount of new products.


About American Telecom Services

American Telecom Services gives consumers "Good Reasons to Pick up the Phone." The company offers the only home phones that are bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent pending) and is the only provider of DigitalClear(TM) Internet phones that include a built in adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using SunRocket or Lingo Internet phone service. For consumers who do not presently have high speed service at home, all DigtialClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. The company's products are available nationally at more than 15,000 retail locations. More company and product information is available at www.atsphone.com


 For American Telecom Services:

    Adam Somer
    Co-President
    678-636-4384
    adam.somer@atsphone.com

    Brett Maas, Principal (Investor Relations)
    Hayden Communications
    646-536-7331
    brett@haydenir.com



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